Exhibit 10.23

Services Agreement

This Services Agreement (“Agreement”) is made by and between InsWeb Corporation, a Delaware Corporation, 11290 Pyrites Way, Suite 200, Gold River, California, 95670-4481 (hereinafter “InsWeb”) and NetQuote Inc, a Colorado corporation, 1860 Blake Street, Suite 900, Denver, Colorado, 80202 (hereinafter “NetQuote”).

Recitals

WHEREAS, InsWeb and NetQuote are the owners and developers of their respective websites where consumers can obtain information for quotes related to a variety of insurance products; and

WHEREAS, InsWeb and NetQuote desire to create a relationship whereby consumers visiting one party’s website (as further described in Exhibit A attached hereto, hereinafter “Leads”) may be transferred to the other party’s website (as further described in Exhibit A, hereinafter “Lead Generation Activities”).

NOW, THEREFORE, in consideration of the mutual consideration, promises, representations, and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       EFFECTIVE DATE/TERM.   This Agreement shall be effective as of July10, 2007 (“Effective Date”) and shall continue for a period of one year unless earlier terminated as described herein (the “Term”).    After the initial Term, the Term will automatically continue unless and until either party provides the other party with at least ninety (90) days prior written notice of termination.

2.                           COMPANY LOGO AND TRADEMARKS.  Subject to the terms of this Agreement, each party grants to the other party a non-exclusive, nontransferable, royalty-free, revocable license to use and display, during the Term of this Agreement, the name, logo and certain other trademarks and proprietary identifying marks set forth on Exhibit B attached hereto, whether or not registered (the “Licensed Marks”), and NetQuote grants to InsWeb such a license with regard to the Advertising Content (as defined in Exhibit A attached hereto) solely for the purposes of performing the obligations under this Agreement, solely in the manner permitted by the other party.  If either party disapproves of the other party’s use of any Licensed Marks or Advertising Content, such party will provide written notice describing its disapproval, and the other party must promptly modify the applicable use in accordance with such notice.  Each party agrees that it will not contest the ownership nor misappropriate the Licensed Marks or Advertising Content of the other party, and will not register any trademark confusingly similar to those of the other party. Either party, in its sole discretion, may modify the consumer interface of its website; however, neither party shall modify the Licensed Marks or Advertising Content of the other party without prior written authorization, and shall cause the appropriate designations “TM” or “SM” or the registration symbol ®, or with regard to the or Advertising Content, the © symbol and notice, to be placed adjacent to the Licensed Marks or Advertising Content if requested by the owner.  Except as expressly granted in this Agreement, neither party shall have any rights in the Licensed Marks or Advertising Content of the other party. Under no circumstances will anything in this Agreement be construed as granting, by implication, estoppel or otherwise, a license to the intellectual property of the other party.

3.                                       ACCEPTABLE USE/SUSPENSION. InsWeb and NetQuote reserve the right promptly to remove the other party’s Licensed Marks and or Advertising Content from its website in the event of a claim by a third party that any portion of the other party’s Licensed Marks or Advertising Content: (i) infringes, misappropriates or misuses any intellectual property right; (ii) libels any person or company; or (iii) presents material that is fraudulent, obscene or pornographic; or, (iv) violates any law or regulation.

4.                                       GENERAL COVENANTS OF THE PARTIES.  Each of InsWeb and NetQuote covenants that: (a) it owns or has the right to use the form and content of all its Licensed Marks, free of any claims of infringement, misappropriation or misuse by third parties; (b) it has reviewed all applicable State, Federal and insurance-specific laws and regulations governing the provision of services under this Agreement and agrees that it is currently in compliance therewith and will continue to comply therewith in the performance of its obligations under this Agreement; (c) it is duly licensed, authorized and certified by all applicable governmental regulatory authorities to operate its business as it is now conducted and, that during the course of this Agreement, it shall acquire and maintain appropriate licenses, authorizations, and certifications from all applicable governmental regulatory authorities required to perform its obligations hereunder; (d) all representations made on its respective website regarding its products or services shall be truthful, lawful and not misleading; and (e) it will use commercially reasonable efforts to maintain the security of its website and all Lead information and information submitted in any RFQ Forms (as defined in Section 9.a.), including without limitation as required by Section 8 hereof.

5.                                       INCORPORATED TERMS.  InsWeb and NetQuote shall abide by the terms set forth in Exhibit A (“Program Specifications”) incorporated herein in its entirety.

6.                                       PRICE AND PAYMENT.   The fees and charges for the delivery of Leads are set forth in Exhibit A of this Agreement (“Fees”).  Each party will submit an invoice to the other party for Fees due for the applicable calendar month within fifteen (15) days following the end of such month.  Invoices are due and payable within thirty (30) days from the date shown on the invoice.  Delinquent amounts shall bear interest from the date of delinquency until paid at an interest rate equal to the lesser of (i) 1.5% per month (18% per annum); or, (ii) the maximum allowed under applicable law.  The paying party will be responsible for all taxes, fees, and other charges that may be assessed against it in relation to the payment to the other party for Fees incurred hereunder.

7.                                       AUDITS.  Each party, and their designated auditors, shall be entitled, at their sole expense, to reasonable access to all relevant records held by the other party as are reasonably necessary to provide support and documentation to verify billings and payments under this Agreement. The party requesting the audit shall provide not less than thirty (30) days prior notice of its intent to conduct an audit. The party being audited shall supply all assistance commercially reasonably necessary so that the auditors may complete any such audit.  All audits shall comply with the provisions of this Agreement with respect to confidential information and shall be conducted in such a manner that does not unnecessarily interfere with the party’s ability to perform services under this, or any other agreement.

8.                                       CONFIDENTIALITY.

a.               For purposes of this Section 8, the following definitions apply:

i.                                          “Confidential Information” shall mean:  (1) information regarding a party’s financial condition, customers and customer lists, information systems, business operations, plans or strategies, product information, and marketing and distribution plans, methods, and techniques; (2) information that is marked “confidential,” “proprietary” or in like words, or that is summarized in writing as confidential prior to or promptly after disclosure to the other party;  (3) Nonpublic Personal Information; and (4) all terms of this Agreement.

ii.                                                   “Consumer Information” means all information about a consumer, including, without limitation, all Nonpublic Personal Information (as defined below), contained in a Lead that has been provided to a party pursuant to the Lead Delivery Program described in Exhibit A.  Consumer Information is not Confidential Information of either party.

iii.                                                “Nonpublic Personal Information” shall be defined with reference to the Gramm-Leach-Bliley Act of 1999, 15 U.S.C. §§ 6801 et seq., and applicable federal and state laws and regulations implementing the act (hereinafter, “Privacy Laws”).  Nonpublic Personal Information shall include any information: (1) a consumer provides to a party or its affiliates to obtain a financial product or service; (2) about a consumer resulting from any such transaction; (3) otherwise obtained about a consumer in connection with providing the financial product or service to that consumer; and (4) any list, description, or other grouping of consumers (and Publicly Available Information pertaining to them) that is derived using any of the foregoing information that is not Publicly Available Information.

iv.                                               “Publicly Available Information” shall be defined with reference to the Privacy Laws and shall mean any information that a party has a reasonable basis to believe is lawfully made available to the general public from:  (1) federal, state, or local government records; (2) widely distributed media; or (3) disclosures to the general public that are required to be made by federal, state, or local law.

v.                                                  “Security Breach” means any actual or potential unauthorized or accidental access, use, loss or disclosure of any Consumer Information or a breach of either party’s security or information systems that could reasonably be expected to expose any Consumer Information to such unauthorized or accidental access or use.

b.              Confidential Information.  Each party will hold the other party’s Confidential Information in confidence and will safeguard it in at least the same manner as a prudent business person would safeguard his or her own proprietary information and trade secrets, and each party will use the other’s Confidential Information solely for purposes of performing under this Agreement.  A party will not be obligated to protect Confidential Information to the extent such information: (a) is publicly known other than through a wrongful act or omission of the receiving party; (b) was available to or already known by the recipient on a non-confidential basis prior to its disclosure by the other party; (c) is developed by the recipient independently of any information acquired from the other party; (d) becomes available to the recipient on a non-confidential basis from a third party, provided that the recipient has no reason to know that the third party is or may be bound by a confidentiality agreement with the disclosing party; or (e) is disclosed pursuant to a court order or the requirement of any governmental authority (in which case the recipient will promptly notify the disclosing party of any such order or requirement, and cooperate, at the disclosing party’s expense, in any effort to obtain a protective order from the issuing court or governmental authority limiting disclosure and use of the information).  Each party will, immediately upon request or the termination of this Agreement, return or destroy (at the disclosing party’s request) all Confidential Information and all copies and embodiments thereof.

c.               Consumer Information.

i.                                          Each party will comply with all laws and regulations with respect to Consumer Information and the collection, handling, delivery, processing and transmission thereof, including, without limitation, with respect to confidentiality and security and any consent or authorization necessary to use such information as contemplated hereby.

ii.                                                   Each party will treat all Consumer Information in accordance with all Privacy Laws and other applicable laws, rules, regulations, including, without limitation, (i) as may be applicable to the use, unauthorized access, confidentiality and security of Consumer Information, and procedures relating to the foregoing, (ii) all laws concerning the international transfer of Consumer Information, and (iii) all laws applicable to email marketing and telemarketing activities (collectively, “Data Laws”).

iii.                                                Each party will disclose Consumer Information only to its employees, officers, agents and any third parties (specifically meaning only insurance carriers or similar parties): (i) who have a need to know such Consumer Information for the purpose of responding to the Consumer’s request for insurance quotes and information from such party; (ii) who are informed of their obligations with respect to such Consumer Information; (iii) in compliance with all Data Laws; (iv) in properly secured or encrypted formats; (v) if such parties are contractually bound to treat the Consumer Information in a manner no less protective than as required of each party hereunder; and (vi) if such party remains liable for all acts and omissions of such persons or entities.

iv.                                               Each party will maintain appropriate physical, technical and organizational measures to protect all Consumer Information against accidental loss or unauthorized access, use, disclosure, alteration, or destruction.  Each party acknowledges that the level of security that is appropriate will depend on the sensitivity of the information, the risks represented by the processing of the Consumer Information, the harm that is likely to result from a breach of security, industry standards, and applicable law, including Data Laws.

v.                                                  Neither party will rent, sell, resell, disclose, transfer, store, retain or use any Consumer Information except solely as contemplated hereby in order to process a Consumer’s request for insurance quotes and information pursuant to an RFQ Form, unless otherwise expressly authorized by the Consumer, and each party will permanently delete such Consumer Information from its production database within a reasonable time following receipt of a request by the consumer.  Prior to such deletion, each party will correct or update such Consumer Information upon notice from the other party or the Consumer.  No later than ninety (90) days after the Effective Date, the parties will implement technology to prevent their respective newsletters or other marketing material from being distributed to any consumer whose Consumer Information has been obtained from the other party pursuant to the Lead Delivery Program.

vi.                                               Each party will notify the other party immediately in writing of any Security Breach.  Each party will provide all necessary and reasonable cooperation to the other to comply with any Data Laws applicable to such Security Breach, including, without limitation, the notification of all Consumers who may have a right to be informed of the Security Breach and the investigation and prosecution of such Security Breach.

vii.                                            Each party will provide reasonable cooperation to the other party and any governmental authorities with jurisdiction to audit and verify such party’s data security systems and procedures in order to confirm such party’s compliance with these provisions and any applicable Data Laws.

d.              Due Diligence Discussions.  Neither party is permitted to disclose any Confidential Information of the other party (other than the terms of this Agreement), or any Consumer Information regarding any Leads provided by the other party pursuant to this Agreement, in connection with any due diligence request or discussions with any third party, regardless of whether such third party has executed a confidentiality agreement.

e.               Required Disclosures.  Either party may disclose Consumer Information or other Confidential Information as required by any applicable law, regulation, rule, court or administrative order or similar legal requirements.  In the event of any such required disclosure, the disclosing party will, to the extent permissible under applicable law, immediately notify the other in advance of such disclosure and cooperate in any effort to minimize the extent of such disclosure and maintain the confidentiality of such Consumer Information or Confidential Information.  If disclosure of such information is required, the party ordered to comply with such disclosure request shall exercise its best efforts to obtain an order or other reliable assurances that Consumer Information and Confidential Information will be treated confidentially by the proposed recipient thereof.

f.                 Remedies. Notwithstanding the provisions of Section 11.b. below, each party acknowledges and agrees that due to the unique nature of the other party’s Confidential Information and Consumer Information, there may be no adequate remedy at law for any breach of its obligations under this Section 8, and that any such breach or any unauthorized use or release of any Confidential Information or Consumer Information may result in irreparable harm to the party originally providing such Consumer Information to the other party.  Therefore, upon any such breach or any threat thereof, each party shall be entitled to appropriate equitable relief, including without limitation injunctive relief against any breach hereof, in addition to whatever remedies such party might have at law, and such party shall be entitled to be indemnified by the party breaching this Section 8 from any loss or harm, including, without limitation, attorney’s fees, in connection with any breach or enforcement of the breaching party’s obligations hereunder or the unauthorized use or release of any such Confidential Information or Consumer Information.

g.              Revisions.  The parties in good faith agree to revisit and amend this Section 8 from time to time as necessary to comply with changes to relevant Data Laws and any other relevant changes in the industry generally.

9.                                       MUTUAL OBLIGATIONS

a.               Provision of Leads.  Each party will provide its Leads to the other party by the means agreed upon by the parties as set forth the Lead Delivery Program in Exhibit A, and will use commercially reasonable efforts to provide such Leads immediately upon receipt by such party of a properly completed online automated insurance quotation request form used by consumers to request information for the purpose of obtaining comparative insurance quotes (“RFQ Form”); provided, however, that neither party shall be deemed to be in breach of this section 9(a) if a delay in delivering Leads is due to scheduled system maintenance or minor, non-recurring technical issues.  Neither party guarantees that any minimum quantity of Leads will be provided to the other party, and the number of Leads provided hereunder will vary depending on numerous factors, including without limitation the parameters selected by the other party.  All Leads are non-exclusive, and each party acknowledges and agrees that data provided by the other party hereunder may be responsive to search parameters provided by other customers of such party.  Each party acknowledges that the other party’s other customers may compete with either party hereto, and may use the Leads to so compete.

b.              Tracking.  Each party will track all Leads generated by the other party’s Lead Generation Activities, and provide the other party with access to online statistics available through a password-protected website reporting system (the “Reporting Site”).   At a minimum, each party will provide monthly reports as described in Exhibit C.

c.               Multiple Uses of Leads.  Each party expressly acknowledges and agrees that either party’s Leads may be sold multiple times to such party’s customers.  Each party will inform the other party of the number of times each such Lead has been sold or otherwise distributed, and under no circumstances may any Lead provided by either party hereunder be distributed for contact by the other party or any third party more than a combined total of eight (8) times regarding quotes on insurance policies.  All Leads will contain identifiers as mutually agreed upon by the parties, which the parties initially agree will include the number of times a Lead was distributed or the remaining number of times a Lead may be distributed by a party hereunder.

d.              Customer Agreements.  Any sales of  Leads by either party to its customers will be made solely pursuant to an agreement in which such customer: (i) agrees not to re-sell the consumer information as provided in the Lead; and (ii) agrees to maintain the confidentiality of such information and to abide by all other applicable terms as set forth in each party’s standard agreement with insurance agents who wish to receive Leads from such party.

e.               Links and Activities. Each party agrees to perform those services necessary to set-up and maintain the appropriate links to the other party’s website and in all applicable Lead Generation Activities.

f.                 Additional Obligations.  In performing under this Agreement, each party will comply with all laws and regulations concerning advertising and will make no false or misleading representations with regard to the other party.  Neither party may take any actions, including without limitation using any content or Licensed Marks of the other party or any insurance companies or other parties, to imply any endorsement of a party’s website or any other relationship between the parties hereto or their insurers, other than that of the parties’ cooperation hereunder.

g.              Website Obligations.  Each party is solely responsible for the development, operation, and maintenance of its own website and for all materials, information, data, and images that appear thereon and otherwise in connection with such party’s Lead Generation Activities, with the exception of Licensed Marks or Advertising Content to be provided by the other party. For example, each party will be solely responsible for the following:

 i.                 the technical operation of such party’s website and all related equipment;

ii.                                                   the accuracy and appropriateness of materials posted on such party’s website;

iii.                                                ensuring that materials, information, data and images posted on such party’s website do not violate or infringe upon the rights of any third party (including, without limitation, copyrights, trademarks, privacy, or other personal or proprietary rights) and are not libelous, or defamatory;

iv.                                               ensuring that such party’s website has a privacy policy describing how such party collects, uses, stores, and discloses data collected from visitors and that such party’s website complies with all applicable privacy laws with regard to personal information, and discloses that certain data may be collected by third parties through links on such party’s website; an

v.                                                  ensuring that such party’s website complies with all terms of this Agreement.

h.              Conditions and Limitations.

i.                                          Nether party to this Agreement sells insurance. If a consumer contacts either party, such party will instruct such Consumer to contact the applicable insurance agent or insurance company, who is then responsible for all aspects of the sale of insurance and provision of services, including premium quotation, application material preparation and procurement, coverage binding, premium collection, issuance of all policies, bills, endorsements, renewal notices, privacy notices, non-renewal notices, and cancellation notices on all Insurance written as a result of activities hereunder.

ii.                                                   In the course of each party’s Lead Generation Activities hereunder, each party is prohibited from knowingly using the intellectual property of a third party, including, but not limited to, trademarks, service marks, trade names, or copyright protected materials of any third party, and which intellectual property is neither owned nor licensed by either party hereunder. By way of example and not limitation, neither party may use the trademarks or service marks of any insurance company in Lead Generation Activities without prior written approval of the applicable insurance company or the insurance company’s duly authorized agent.

10.                                 LIMITED WARRANTY AND REMEDIES.  InsWeb and NetQuote warrant that the services provided to the other party hereunder will conform to their description as set forth in this Agreement.  ALL OTHER GUARANTEES AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SERVICES OR ANY OTHER PERFORMANCE BY EITHER PARTY HEREUNDER ARE HEREBY EXCLUDED.  INSWEB AND NETQUOTE SPECIFICALLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  The terms of this Section entitled “Limited Warranty and Remedies” shall survive the termination of this Agreement.

11.                                 LIMITATION OF LIABILITY.

OTHER THAN THE INDEMNIFICATION OBLIGATIONS OR ANY CLAIMS RELATED TO BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH HEREIN: (i) EITHER PARTY’S MAXIMUM LIABILITY, SHOULD IT BE FOUND LIABLE TO THE OTHER PARTY FOR BREACH OF CONTRACT OR FOR ANY AND ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ITS PERFORMANCE HEREUNDER, SHALL NOT EXCEED THE TOTAL AMOUNT PAYABLE BY THAT PARTY FOR SERVICES PROVIDED HEREUNDER DURING THE SIXTY (60) DAYS PRECEDING SUCH CLAIM; AND (ii) IN NO EVENT SHALL A PARTY BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

12.                                 INDEMNIFICATION.

a.               InsWeb will indemnify and hold NetQuote and its officers, directors, employees, successors and permitted assigns, harmless from and against any Losses (as defined below) arising out of, relating to or incurred as a result of (i) any failure by InsWeb to perform its obligations under this Agreement, (ii) the breach or inaccuracy of a representation or warranty made by InsWeb under this Agreement, (iii) any failure on its part to comply with applicable law and (iv) the negligence or willful misconduct of InsWeb in the performance of its obligations under this Agreement, and (v) the infringement or misappropriation of any patent, copyright, trademark, trade secret, or other proprietary right of any third party in the performance of its obligations under this Agreement.  For purposes of this Agreement, “Losses” means all out-of-pocket costs, fees, losses, damages, claims and expenses, including outside attorneys’ fees, disbursements and court costs, incurred by a party.

b.              NetQuote will indemnify and hold InsWeb, and any of its subsidiaries, and their respective officers, directors, employees, successors and permitted assigns, harmless from and against any Losses arising out of, relating to or incurred as a result of (i) any failure by NetQuote to perform its obligations under this Agreement, (ii) the breach or inaccuracy of a representation or warranty made by NetQuote under this Agreement, (iii) any failure on its part to comply with applicable law; (iv) the negligence or willful misconduct of NetQuote in the performance of its obligations under this Agreement and (v) the infringement or misappropriation of any patent, copyright, trademark, trade secret, or other proprietary right of any third party in the performance of its obligations under this Agreement.

13.                                 TERMINATION OF EXISTING AGREEMENTS. As of the Effective Date of this Agreement, the parties expressly terminate the following agreements:

a.               InsWeb Services Agreement, dated as of September 29, 2006

b.              Letter Agreement re: Reverse Lead Flow, dated as of November 14, 2006

c.               Linking Agreement (and all amendments), effective as of April 26, 2004

d.              InsWeb Advertising Opportunity Agreement, dated March 4, 2004

14.                                 TERMINATION OF THIS AGREEMENT.

a.               Termination.  Notwithstanding any other provision of this Agreement, either party may terminate this Agreement upon written notice to the other party in the event of a material breach hereof by the other party which has not been cured within thirty (30) days after such party’s receipt of written notice describing such breach.  This Agreement will automatically terminate upon any change in control of either party, unless otherwise agreed by the other party in writing prior to the completion of such change in control.

b.              Effect of Termination.

i.                                          On any termination of this Agreement, (a) all rights and obligations of the parties shall cease immediately other than those which are described below as surviving termination (provided that any termination shall not alleviate or affect any liabilities or amounts owed that may have arisen or been incurred prior to such termination), and (b) each party will immediately cease all use of the Confidential Information (as defined in Section 8) of the other party, and will either return or destroy such Confidential Information, as instructed by the other party.

ii.                                                   InsWeb shall: (a) immediately cease use of NetQuote’s Licensed Marks, any Advertising Content provided to InsWeb, and all copies thereof, all of which at NetQuote’s option, shall either be promptly: (i) returned to NetQuote; or (ii) destroyed by InsWeb; and (b) promptly remove all links to NetQuote’s website and cease all Lead Generation Activities involving NetQuote or the NetQuote website.

iii.                                                NetQuote shall: (a) immediately cease use of InsWeb’s Licensed Marks and all copies thereof, all of which at InsWeb’s option, shall either be promptly: (i) returned to InsWeb; or (ii) destroyed by NetQuote; and (b) promptly remove all links to InsWeb’s website and cease all Lead Generation Activities involving InsWeb or the InsWeb website.

iv.                                               Sections 6, 7, 8, 10, 11, 12, 14 and 15 will survive any termination of this Agreement, and continue in full force and effect.

15.                                 MISCELLANEOUS.   This Agreement constitutes the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements, proposals or understandings between the parties regarding such subject matter.  Further, each party shall comply with all applicable federal, state and local laws and regulations in the performance of its obligations under this Agreement.  The recitals above are true and correct and are part of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding those relating to conflict of laws. Any lawsuit or action brought by the parties hereto shall be filed and adjudicated in Wilmington, Delaware, and the prevailing party shall be entitled to reasonable attorneys’ fees, expert witness fees and costs of suit, as well as all such fees associated with enforcing any judgment pursuant hereto.  This Agreement and the rights and obligations set forth herein may not be assigned, in whole or part, by either party without the prior written consent of the other party.  This Agreement may be amended only by a writing executed by duly authorized officers of both parties.  The failure of either party to enforce any provision hereof shall not be construed as a waiver of such provision.  All notices given hereunder shall be in writing and shall be sent by personal delivery, overnight courier service, or by certified or registered mail, return receipt requested, to the address given by the other party on the first page of this Agreement, or as the parties may designate in writing from time to time and shall be deem given when deposited with the U. S. Postal Service or courier service if mailed, or when delivered if by personal delivery.    This Agreement may be executed by facsimile and in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, InsWeb Corporation and NetQuote, Inc. have caused this Agreement to be signed by their duly authorized officers as of the date written below.

InsWeb Corporation

NetQuote, Inc.

By:	/S/ Kiran Rasaretnam	By:	/S/ Craig Shine

Name:	Kiran Rasaretnam	Name:	Craig Shine

Title:	CFO	Title:	VP and Treasurer

Date:	July 10th, 2007	Date:	July 10, 2007

Exhibit A — Program Specifications

The Agreement encompasses two separate programs: 1) Lead Delivery Program — through which InsWeb and NetQuote will collect relevant profile and contact information from consumers and may deliver the Lead to the other party;  and 2) Pay Per Click Program — through which NetQuote will have the option to bid for placement as an advertiser on certain pages of the InsWeb site and receive Clickthroughs.

I.                                         Lead Delivery Program

1.1           InsWeb and NetQuote will collect the name, phone number, email address and certain insurance profile information from consumers visiting their respective websites for automobile and homeowners insurance products (“Leads”). With the objective of expanding distribution of the Lead beyond their respective networks of agents and insurance providers, InsWeb and NetQuote also may deliver the Lead to the other party if: (i) the Lead meets filtering criteria specified by the receiving company; and (ii) the Lead has not been distributed more than eight times (the “Distribution Cap”). Nothing in this Agreement shall be construed to require either party to deliver a given quantity of Leads; provided, however, that it is the intent of the parties to deliver the Lead in each case where the party’s sales of the Lead to its own customers have not reached the Distribution Cap, unless the delivery of the Lead would conflict with a party’s contractual obligations to its direct customers.

1.2           Leads delivered by InsWeb to NetQuote will conform to the following technical specifications:

1.2.1        in the InsWeb-specified format (based on ACCORD XML 1.0.0 standard layout).

1.2.2        via a secure HTTPS transmission.

1.2.3        one Lead per transmission.

1.2.4                        NetQuote has elected to receive Leads encrypted via a secure HTTPS transmission. Each Lead will be sent to a fixed destination via HTTPS, to be provided by NetQuote in advance of the scheduled release date.

1.3           Leads delivered by NetQuote to InsWeb will conform to the following technical specifications:

1.3.1        in the InsWeb-specified XML format.

1.3.2        via a secure HTTPS transmission

1.3.3        one Lead per transmission

1.3.4                        InsWeb has elected to receive Leads encrypted via a secure HTTPS transmission. Each Lead will be sent to a fixed destination via HTTPS, to be provided by InsWeb in advance of the scheduled release date.

1.3.5                        With regard to all automobile and homeowners Leads provided to InsWeb by NetQuote, NetQuote will engage in “ping & post” activities with InsWeb, such that NetQuote will provide certain insurance Lead data to InsWeb for review (including the information described in Section 1.4 below).  At the implementation currently scheduled for August 2007,  InsWeb will implement technology such that the “ping” will identify whether InsWeb’s potential distribution of the Lead will result in Billed Revenue, viewed as of the point of sale, of at least [CONFIDENTIAL TREATMENT REQUESTED].  If InsWeb is able to distribute the Lead for at least [CONFIDENTIAL TREATMENT REQUESTED] in Billed Revenue, the Lead will “post” (i.e. be considered accepted Lead data for distribution via InsWeb’s distribution engine.)  If InsWeb is unable to sell the Lead for at least [CONFIDENTIAL TREATMENT REQUESTED] in Billed revenue, it will return the results of the “ping” to NetQuote.

1.4           Leads delivered by NetQuote or InsWeb will identify each insurance company or insurance provider that received the Lead, the name of the insurance company represented by a Captive Agent that received the Lead, and the license number of each Independent Agent that received the Lead.  The information described in this paragraph 1.4 is Confidential Information and the company receiving the Lead will use the information for the sole purpose of suppressing distribution of the Lead to the same insurance company, any agent of the Captive Agent company, or the same independent agent.

                1.5           NetQuote will pay InsWeb [CONFIDENTIAL TREATMENT REQUESTED] of the “Billed Revenue” derived from Leads it received during the previous calendar month pursuant to the terms of the Lead Delivery program described in this Section I of Exhibit A. Conversely, InsWeb will pay NetQuote [CONFIDENTIAL TREATMENT REQUESTED] of the “Billed Revenue” derived from Leads it received during the previous calendar month pursuant to the terms of the Lead Delivery program described in this Section I of Exhibit A. Payments by either party are due within thirty (30) days from the date of invoice. For the purpose of this Agreement, Billed Revenue shall refer to the amount to be paid by agents, insurance companies or other providers to whom the Lead was distributed after taking into account discounts from a list price.  Additionally, Billed Revenue will be reduced by the amount of any credits given for Leads determined to be duplicates or non bona fide according to criteria established by mutual agreement of the parties from time to time.

II.                                     Pay Per Click Program

2.1           Subject to the bidding procedure described in paragraph 2.4 below, NetQuote will have the option to bid for placement of its name, logo, title, description and URL (the “Advertising Content”) as a Pay Per Click advertiser on certain pages within the InsWeb website.  NetQuote acknowledges that its placement on these pages within the InsWeb site shall be on a non-exclusive basis and that InsWeb shall have the right to provide featured, premier or specialized placements to other companies. InsWeb reserves the right, in its sole discretion, to modify the InsWeb website, including the consumer interface, from time to time by providing prior written notice to NetQuote.

2.2           When a consumer clicks on NetQuote’s URL link within the Advertising Content, he/she will be transferred to a web page designated by NetQuote (each a “Clickthrough”). NetQuote shall be solely responsible for all costs relating to the development, hosting and maintenance of the web page or site to which a consumer is transferred.

2.3           NetQuote shall be responsible for providing InsWeb with the Advertising Content for display on the InsWeb site.   InsWeb will not alter or modify the Advertising Content without the prior consent of Company.

2.4           [CONFIDENTIAL TREATMENT REQUESTED].

2.5           NetQuote will pay InsWeb for Clickthroughs identified by InsWeb as being generated from NetQuote’s Advertising Content.

2.6           InsWeb will track and report data associated with each NetQuote advertising placement. This data will be available to NetQuote through an online reporting system. InsWeb and NetQuote will work in good faith to resolve any discrepancies in the reporting or tracking of Clickthroughs.

                2.7            InsWeb shall be permitted to redesign any or all of the pay per click programs for health insurance, small business insurance and renters insurance at any time by providing NetQuote with at least thirty (30) days prior notice of the redesign.  Until InsWeb implements a redesign of theses programs, however, InsWeb will continue to provide NetQuote with the opportunity to participate in  these programs  on the terms existing between the parties as of the Effective Date.

                2.8           InsWeb will promptly inform NetQuote of any  redesign of InsWeb’s life insurance offering and the potential opportunity for NetQuote to participate in the redesigned offering.

EXHIBIT B

LICENSED MARKS

NETQUOTE LICENSED MARKS:

[INSERT]

INSWEB LICENSED MARKS:

[INSERT]

Exhibit C

State	Type	InsWeb Distribution	NQ Distribution	Leads	NQ Revenue	InsWeb Share

AK	Preferred	0	8	45	CONFIDENTIAL TREATMENT REQUESTED	CONFIDENTIAL TREATMENT REQUESTED

AK	Preferred	0	7	40

AK	Specialty Poor Credit	0	6	35

AK	Specialty Poor Credit	0	5	30

AK	Other Specialty	0	4	25

AK	Other Specialty	0	3	20

AK	Preferred	1	6	30

AK	Preferred	1	5	25

AK	Specialty Poor Credit	1	4	20

AK	Specialty Poor Credit	1	3	15

AK	Other Specialty	1	4	10

AK	Other Specialty	1	3	5

AK	Preferred	2	4	10

AK	Preferred	2	3	9

AK	Specialty Poor Credit	2	4	8

AK	Specialty Poor Credit	2	3	7

AK	Other Specialty	2	2	6

AK	Other Specialty	2	2	5

CA	Preferred	0	8	125

CA	Preferred	0	7	115

CA	Specialty Poor Credit	0	6	105

CA	Specialty Poor Credit	0	5	95

	CA	Other Specialty	0	4	85

	CA	Other Specialty	0	3	75

	CA	Preferred	1	6	100

	CA	Preferred	1	5	90

	CA	Specialty Poor Credit	1	4	80

	CA	Specialty Poor Credit	1	3	70

	CA	Other Specialty	1	4	60

	CA	Other Specialty	1	3	50

	CA	Preferred	2	4	75

	CA	Preferred	2	3	70

	CA	Specialty Poor Credit	2	4	65

	CA	Specialty Poor Credit	2	3	60

	CA	Other Specialty	2	2	55

	CA	Other Specialty	2	2	50

Sub-
Total				4.74	1,770

Credits
Net				2	(10)